                                BUSINESS

OVERVIEW
- --------
         On March 1, 1994, KeyCorp ("old KeyCorp"), a financial services holding company headquartered in Albany, New York, with approximately $33 billion in assets at year end 1993, merged with and into Society Corporation ("Society"), a financial services holding company headquartered in Cleveland, Ohio, with approximately $27 billion in assets at year end 1993, pursuant to an Agreement and Plan of Merger, and a related Supplemental Agreement to Agreement and Plan of Merger, each dated as of October 1, 1993, and each as amended, with Society as the surviving corporation under the name KeyCorp (also referred to herein as the "Corporation").

        The merger of old KeyCorp with and into Society created a financial services holding company which traces its roots back to 1825, when the first predecessor of a subsidiary of old KeyCorp was organized. The first predecessor of a subsidiary of Society was organized in 1849, and the Ohio corporation that now holds the name KeyCorp was first organized in 1958. The merger of old KeyCorp and Society created the "new" KeyCorp, a financial services company providing banking and other financial services across the country's northern tier and in Florida through a network of subsidiaries operating 1267 full-service banking offices in 13 states, making it the nation's 5th largest branch network (based on management's calculation derived from data provided as of December 31, 1993, by the SNL Quarterly Bank Digest). At December 31, 1993, KeyCorp was the 11th largest bank holding company in the United States based on its consolidated asset size of almost $60 billion (based on management's calculation derived from data provided as of December 31, 1993 by the SNL Quarterly Bank Digest). In addition to the services provided through its banking offices, KeyCorp provides mortgage banking, investment management and trust, and other financial services through subsidiaries which serve its banking markets and an additional nine states in which KeyCorp does not have bank branches. At year end 1993, through it subsidiaries, KeyCorp maintained a $27 billion mortgage servicing portfolio, managed approximately $34 billion in assets (excluding corporate trust assets) in its investment management and trust operations, and operated the nation's 13th largest mutual fund business (based on management's calculation derived from data provided as of December 31, 1993, by Strategic Insight Inc.). See
Exhibit 99b hereto for a more complete description of the Corporation, in the "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the "Consolidated Financial Statements" and "Notes to Consolidated Financial Statements" contained therein.

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
SUBSIDIARIES
- ------------
         KeyCorp provides banking and other financial services across the country's northern tier and in Florida through a network of subsidiaries including the following:

- -        Society National Bank, a federally chartered bank headquartered in
         Cleveland, Ohio, the largest bank in Ohio and one of the nation's major regional banks with $21.8 billion in total assets and 291 full-service banking offices at December 31, 1993, primarily serves Ohio;

- -        Key Bank of New York, a state chartered bank headquartered in Albany,
         New York, with $13.6 billion in total assets and 334 full-service banking offices at December 31, 1993, primarily serves New York;

- -        Key Bank of Washington, a state chartered bank headquartered in
         Tacoma, Washington, with $6.8 billion in total assets and 192 full-service banking offices at December 31, 1993, primarily serves Washington;

_ Society National Bank, Indiana, a federally chartered bank headquartered in South Bend, Indiana, with $3.0 billion in total assets and 83 full-service banking offices at December 31, 1993, primarily serves Indiana;

_ Key Bank of Maine, a state chartered bank headquartered in Portland, Maine, with $2.6 billion in total assets and 94 full-service banking offices at December 31, 1993, primarily serves Maine;

_ Key Bank of Oregon, a state chartered bank headquartered in Portland, Oregon, with $2.3 billion in total assets and 79 full-service banking offices at December 31, 1993, primarily serves Oregon;

_ Society First Federal Savings Bank, a federally chartered savings bank headquartered in Fort Myers, Florida, with $1.4 billion in total assets and 24 full-service banking offices at December 31, 1993, primarily serves Florida;

_ Key Bank of Wyoming, a state chartered bank headquartered in Cheyenne, Wyoming, with $1.3 billion in total assets and 27 full-service banking offices at December 31, 1993, primarily serves Wyoming;

_ Key Bank of Idaho, a state chartered bank headquartered in Boise, Idaho, with $1.2 billion in total assets and 45 full-service banking offices at December 31, 1993, primarily serves Idaho;

_ Key Bank of Utah, a state chartered bank headquartered in Salt Lake City, Utah, with $1.2 billion in total assets and 37 full-service banking offices at December 31, 1993, primarily serves Utah;





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
_ Society Bank, Michigan, a state chartered bank headquartered in Ann Arbor, Michigan, with $1.1 billion in total assets and 36 full-service banking offices at December 31, 1993, primarily serves Michigan;

_ Key Bank of Alaska, a state chartered bank headquartered in Anchorage, Alaska, with $861 million in total assets and 20 full-service banking offices at December 31, 1993, primarily serves Alaska;

_ Key Bank of Colorado, a state chartered bank headquartered in Fort Collins, Colorado, with $202 million in total assets and 4 full-service banking offices at December 31, 1993, primarily serves Colorado;

_ Key Bank USA N.A., a federally-chartered bank headquartered in Albany, New York, with $626 million in total assets at December 31, 1993, provides banking services by mail to customers nationwide, primarily gathering deposits from areas not served by any other Key Bank;

_ Key Savings Bank, a state-chartered savings bank headquartered in Vancouver, Washington, with $1.6 billion in total assets at December 31, 1993, primarily operates a mortgage banking business and shares banking offices with Key Bank of Washington. It has no full-service banking offices that are not so shared.

         In addition to the customary banking services of accepting funds for deposit and making loans, the Corporation's subsidiary banks provide a wide range of specialized services tailored to specific markets, including mortgage banking, investment management and investment advisory services, personal and corporate trust services, personal financial services including the sale of money market and other mutual funds, cash management services, investment banking services, and international banking services.

         The Corporation's nonbanking subsidiaries provide personal and corporate trust services, investment management and investment advisory services, reinsurance of credit life and accident and health insurance on loans made by





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
subsidiary banks, venture capital and small business investment financing services, equipment lease financing, community development financing, stock transfer agent services and other financial services.

COMPETITION
- -----------
         The market for banking and other financial services is highly competitive. The Corporation and its subsidiaries compete with other providers of financial services such as other bank holding companies, commercial banks, savings banks, savings and loan associations, credit unions, money market and other mutual funds, insurance companies, and a growing list of other local, regional and national entities which offer financial services. These other entities include a number of commercial and industrial companies which are not traditionally thought of as providers of financial services, many of which operate in a less extensively regulated, and often less costly, environment by virtue of their nonbanking status.

         In recent years, mergers between financial institutions in a number of the Corporation's principal market areas have added competitive pressure. In addition, competition is expected to intensify in many of the Corporation's banking markets as a consequence of state laws now in effect in a substantial number of states, permitting some form of either regional or nationwide interstate banking. Also, Congress is currently considering legislation that would generally authorize nationwide interstate banking for both national and state chartered banks, subject to certain limitations, including the ability of states to opt out of certain aspects of coverage. The management of KeyCorp is unable to predict whether any such legislation will ultimately be enacted, and, if it is enacted, what the final provisions will be.

SUPERVISION AND REGULATION
- --------------------------
         GENERAL
         -------
         As a bank holding company, the Corporation is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Under the BHCA, bank holding companies may not, in general, directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. As a result of the 1993 acquisition of the institution that is now known as Society First Federal Saving Bank ("Society First Federal), the Corporation is also subject to the regulation and supervision of the Office of Thrift Supervision (the "OTS") as a savings and loan holding company registered under the Home Owners' Loan Act of 1933, as amended (the "HOLA").

        The banking and savings association subsidiaries (collectively, the "banking subsidiaries") of the Corporation are subject to extensive supervision, examination, and regulation by applicable Federal and state banking agencies. Society National Bank (Ohio), Society National Bank,
Indiana, and Key Bank USA N.A. are national banking associations with full banking powers, subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (the "OCC"). Two other national banking subsidiaries of the Corporation operate under charters that limit their banking powers to trust-related activities. These entities are also subject to the regulation, supervision and examination of the OCC, although they are not regulated as banks for purposes of the BHCA. All of the other banking subsidiaries of the Corporation, other than Society First Federal, are state-chartered banks that are subject to supervision, examination, and regulation by the applicable state banking authority in the state in which each such institution is chartered. In addition, the company's state-chartered banks are not members of the Federal Reserve System (and are therefore so-called "nonmember banks"), and, accordingly, are subject to the regulation, supervision and examination of the Federal Deposit Insurance Corporation (the "FDIC"). Also, because each of the Corporation's banking subsidiaries is insured by the FDIC, the FDIC also has regulatory and supervisory authority over the banking subsidiaries in that capacity. The OTS is charged with regulation of Federal savings associations such as Society First Federal, the Corporation's only such institution. Depository institutions such as the banking subsidiaries are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy. The regulatory framework applicable to bank holding companies and their subsidiaries generally is not intended for the protection of investors and is directed toward protecting the interests of depositors, the FDIC deposit insurance funds, and the U.S. banking system as a whole.





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

         A number of the Corporation's banking subsidiaries are engaged (through subsidiaries) in activities that are subject to supervision and regulation by other Federal and state authorities. For example, the Corporation's discount brokerage and investment advisory subsidiaries are subject to supervision and regulation by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., and state securities regulators.

         The Corporation also has nonbanking subsidiaries that are subject to supervision, regulation and examination by the Federal Reserve Board, as well as other applicable regulatory agencies. For example, the Corporation's insurance subsidiaries are subject to regulation by the insurance regulatory authorities of the various states, and the Corporation's state chartered trust company subsidiaries (which are nonbanking companies for purposes of the BHCA), are subject to regulation by state banking authorities. Other nonbanking subsidiaries are subject to other laws and regulations of both the Federal government and the various states in which they are authorized to do business.

         The following references to certain statutes and regulations are brief summaries thereof. The references are not intended to be complete and are qualified in their entirety by reference to the statutes and regulations themselves. In addition there are numerous other statutes and regulations not summarized below that apply to and regulate the operation of the Corporation and its banking and nonbanking subsidiaries. A change in applicable law or regulation may have a material effect on the business of the Corporation.

         DIVIDEND RESTRICTIONS
         ---------------------

        The Corporation is a legal entity separate and distinct from its banking and nonbanking subsidiaries. The principal source of cash flow of the Corporation, including cash flow to pay dividends on the Corporation's common and preferred shares and debt service on the Corporation's debt, is dividends from its banking subsidiaries. Various Federal and state statutory and regulatory provisions limit the amount of dividends that may be paid to the Corporation by its banking subsidiaries without regulatory approval.

         The approval of the OCC is required for the payment of any dividend by a national bank if the total of all dividends declared by the board of directors of such bank in any calendar year would exceed the total of (i) the bank's net profits (as defined and interpreted by regulation) for the current year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank also can pay dividends only to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined and interpreted by regulation). Three of the Corporation's banking subsidiaries, Society National Bank (Ohio), Society National Bank, Indiana, and Key Bank USA N.A., and its trust company subsidiaries which are national banks, are subject to these restrictions.

         The Corporation's state nonmember banks are also subject to various restrictions on the payment of dividends under state laws. A number of the Corporation's banks, representing approximately 50% of its banking assets (other than assets under management for customers), are state nonmember banks, which are restricted as to the payment of dividends by the laws and regulations of their respective state chartering authority.

         In addition, OTS regulations impose limitations upon all capital distributions by savings associations. These limitations are applicable to Society First Federal.

         In addition, if, in the opinion of the applicable Federal banking agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, which, depending on the financial condition of the institution, could include the payment of dividends, the agency may require, after notice and hearing, that such institution cease and desist from such practice. Also, the Federal Reserve Board, the OCC, the FDIC and the OTS have issued policy statements which provide that insured depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

         Under all of the laws, regulations, and other restrictions applicable to the Corporation's banking subsidiaries, management estimates that, as of December 31, 1993, the Corporation's banking subsidiaries could have declared dividends of approximately $535 million in the aggregate, without obtaining prior regulatory approval.

         HOLDING CORPORATION STRUCTURE
         -----------------------------
         TRANSACTIONS INVOLVING BANKING SUBSIDIARIES. Transactions involving the Corporation's banking subsidiaries are subject to Federal Reserve Act restrictions which limit the transfer of funds from such subsidiaries to the Corporation and (with certain exceptions) to the Corporation's nonbanking subsidiaries (together, "affiliates") in so called "covered transactions," such as loans and other extensions of credit, investments, or asset purchases. Unless an exemption applies, each such transaction by a banking subsidiary with one of its non-banking affiliates is limited in amount to 10% of that banking subsidiary's capital and surplus and, with respect to all such transfers to affiliates, in the aggregate, to 20% of that banking





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
subsidiary's capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts. "Covered transactions" also include the acceptance of securities issued by the banking subsidiary as collateral for a loan and the issuance of a guarantee, acceptance, or letter of credit for the benefit of the Corporation or any of its affiliates. In addition, a bank holding company and its banking subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services.

         SOURCE OF STRENGTH/COMMONLY CONTROLLED BANKING SUBSIDIARIES. Under Federal Reserve Board policy, a bank holding company is expected to serve as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required by the Federal Reserve Board at times when the Corporation may not have the resources to provide it or, for other reasons, would not otherwise be inclined to provide it. Certain loans by the Corporation to any of its subsidiary banks are subordinate in right of payment to deposits in, and certain other indebtedness of, a subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a Federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Under Federal law, a depository institution, the deposits of which are insured by the FDIC, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC insured depository institution in danger of default (the so called "cross guaranty" provision). "Default" is defined under the FDIC's regulations generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

         CAPITAL REQUIREMENTS
         --------------------
         The Federal Reserve Board, the FDIC, and the OCC have issued substantially similar minimum risk-based and leverage capital guidelines for United States banking organizations. The minimum ratio of total capital to risk

- -adjusted assets (including certain off balance sheet items, such as standby letters of credit) required by the Federal Reserve Board for bank holding companies is currently 8%. At least one half of the total capital must be comprised of common equity, retained earnings, qualifying non-cumulative, perpetual preferred stock, a limited amount of qualifying cumulative, perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets ("Tier I capital"). The remainder may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of loan and lease loss reserves ("Tier II capital"). As of December 31, 1993, the Corporation's Tier I and total capital to risk-adjusted assets ratios were 8.73% and 12.22%, respectively.

         In addition, the Corporation is subject to minimum leverage ratio (Tier I capital to total consolidated quarterly average assets) guidelines. These guidelines provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, such as having the highest supervisory rating. All other bank holding companies are required to maintain leverage ratios which are at least 100 to 200 basis points higher (I.E., a leverage ratio of at least 4% to 5%). Neither the Corporation, nor any of its banking subsidiaries has been advised by its appropriate Federal regulatory agency of any specific leverage ratio applicable to it. As of December 31, 1993, the Corporation's Tier I leverage ratio was 6.72%. Federal Reserve Board Policy provides that banking organizations generally, and, in particular, those that are experiencing internal growth or actively making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier I leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier I leverage ratio is the ratio of a banking organization's Tier I capital less all intangible assets, to total consolidated quarterly average assets less all intangible assets. For purposes of this calculation, purchase mortgage servicing rights are not considered to be intangibles. As of December 31, 1993, the Corporation's tangible Tier I leverage ratio was 6.66%.

         Each of the Corporation's banking subsidiaries is also subject to capital requirements adopted by applicable Federal regulatory agencies which are substantially similar to those imposed by the Federal Reserve Board on bank





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
holding companies. These requirements also include minimum Tier I, total capital and leverage ratios. As of December 31, 1993, each of the Corporation's banking subsidiaries had capital in excess of all minimum regulatory requirements.

         All of the Federal banking agencies have proposed regulations that would add an additional capital requirement based upon the amount of an institution's exposure to interest rate risk. The OTS recently adopted its final rule adding an interest rate component to its risk based capital rule. Under the final OTS rule, a savings association with a greater than "normal" level of interest rate risk exposure will be subject to a deduction from total capital for purposes of calculating its risk based capital ratio. The new OTS rule was effective January 1, 1994, except for limited provisions which are effective July 1, 1994. The other Federal banking agencies have yet to adopt their final rules on the interest rate risk component of risk based capital.

        The OCC, the Federal Reserve Board, and the FDIC have proposed amendments to their respective regulatory capital rules to include in Tier I capital for purposes of calculating the risk based and leverage ratios, the net unrealized changes in the value of securities available for sale. The proposed amendments are in response to the provisions outlined in Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which takes effect for fiscal years beginning after December 15, 1993. This new accounting standard requires, among other things, that net unrealized holding gains and losses on securities available for sale be recorded as a new component of shareholders' equity with no impact on net income. If adopted as proposed, the rule could cause the amount of an institution's Tier I capital to fluctuate, thereby causing the institution's Tier I, total capital and leverage ratios to be subject to greater volatility. Effective January 1, 1994, the Corporation adopted the provisions of SFAS No. 115. As a result of this accounting change, approximately $4.5 billion of securities were classified as available for sale at March 31, 1994, and shareholders' equity was reduced by $23 million, representing the net unrealized after-tax loss on these securities.

         SIGNIFICANT AMENDMENTS TO THE FEDERAL DEPOSIT INSURANCE ACT
         -----------------------------------------------------------
         The Federal Deposit Insurance Corporation Improvement Act of 1991, enacted December 19, 1991, amended several Federal banking statutes, including the Federal Deposit Insurance Act (the "FDIA"), and among other things, increased the FDIC's borrowing authority to resolve bank failures, mandated least cost resolutions and prompt regulatory action with regard to undercapitalized institutions, expanded consumer protection, and mandated increased supervision of domestic depository institutions and the U.S. operations of foreign depository institutions. The 1991 amendments to the FDIA required the Federal banking agencies to promulgate regulations and specify standards in numerous areas of bank operations, including interest rate exposure, asset growth, internal controls, credit underwriting, executive officer and director compensation, real estate construction financing, additional review of capital standards, interbank liabilities, and other operational and managerial standards as the agencies determine appropriate. Most of these regulations have been promulgated in final form by the appropriate Federal bank regulatory agencies, although several have only been proposed. In general, management believes that these regulations have increased, and may continue to increase, the cost of and the regulatory burden associated with the banking business.


         PROMPT CORRECTIVE ACTION. Effective in December 1992, the OCC, the Federal Reserve Board, the FDIC and the OTS adopted new regulations to implement the so-called "prompt corrective action" provisions of the FDIA. The regulations group FDIC insured depository institutions into five broad categories based on their capital ratios. The five categories are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," as follows:

         An institution is "well capitalized" if it has a total risk based capital ratio (total capital to risk-adjusted assets) of 10% or greater, a Tier I risk based capital ratio (Tier I capital to risk-adjusted assets) of 6% or greater, and a Tier I leverage capital ratio (Tier I capital to average total assets) of 5% or greater, and it is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure;

         An institution is "adequately capitalized" if it has a total risk based capital ratio of 8% or greater, a Tier I risk based capital ratio of 4% or greater and (generally) a Tier I leverage capital ratio of 4% or greater, and the institution does not meet the definition of a "well capitalized" institution;

         An institution is "undercapitalized" if the relevant capital ratios are less than those specified in the definition of an "adequately capitalized" institution;

         An institution is "significantly undercapitalized" if it has a total risk based capital ratio of less than 6%, a Tier I risk based capital ratio of less than 3%, or a Tier I leverage capital ratio of less than 3%;

         An institution is "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets of 2% or less.

         Each of the Corporation's subsidiary banks qualifies as well capitalized as of December 31, 1993.

         An institution may be downgraded to, or be deemed to be in a capital category that is lower than is indicated by its actual capital position if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters.

         The capital based prompt corrective action provisions of the FDIA and their implementing regulations apply to FDIC-insured depository institutions such as all of the Corporation's banking subsidiaries, but they are not applicable to holding companies, such as the Corporation which control such institutions. However, both the Federal Reserve Board and the OTS have indicated that, in regulating holding companies, they will take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon subsidiary depository institutions pursuant to such provisions and regulations. Although the capital categories defined under the prompt corrective action regulations are not directly applicable to the Corporation under existing laws and regulations, based upon its ratios the Corporation would qualify, and its subsidiary banks do qualify, as well capitalized as of December 31, 1993. However, an institution's capital category, as determined by applying the prompt corrective action provisions of the law, may not constitute an accurate representation of the overall financial condition or prospects of the Corporation or its banking subsidiaries, and should be considered in conjunction with other available information regarding the Corporation's financial condition and results of operations.

         The FDIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the institution would thereafter be undercapitalized. Undercapitalized depository institutions are also subject to restrictions on borrowing from the Federal Reserve System, increased monitoring by the appropriate Federal banking agency and limitations on growth, and are required to submit a capital restoration plan to their primary Federal regulatory agency. The Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company with respect to such a guarantee is limited to the lesser of: (a) an amount equal to 5% of the depository institution's total assets at the time that it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable to it as of the time it failed to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized. Significantly undercapitalized depository institutions may be subject to a number of additional requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized and requirements to reduce total assets, and are prohibited from receiving deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.

                 FDIC INSURANCE. Under the risk related insurance assessment system adopted in final form effective beginning with the January 1, 1994, assessment period, a bank or savings association is required to pay an annual assessment ranging from $.23 to $.31 per $100 of deposits based on the institution's risk classification. The risk classification is based on an annual assignment of the institution by the FDIC to one of three capital groups and to one of three supervisory subgroups. The capital groups are "well capitalized," "adequately capitalized," and "undercapitalized." The three supervisory subgroups are Group "A" (for financially solid institutions with only a few minor weaknesses), Group "B" (for those institutions with weaknesses which, if uncorrected, could cause substantial deterioration of the institution and increase the risk to the deposit insurance fund), and Group "C" (for those institutions with a substantial probability of loss to the fund absent effective corrective action). For the period commencing on January 1, 1994 through June 30, 1994, insurance assessments on deposits of all of the Corporation's banking subsidiaries owned as of December 31, 1993, were paid at the rate of $.23 per $100 of deposits.

         DEPOSITOR PREFERENCE STATUTE
         ----------------------------
         In August 1993, Federal legislation was enacted providing that insured and uninsured deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including Federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver. Under this new legislation, if an insured depository institution fails, insured and uninsured depositors along with the FDIC will be placed ahead of all unsecured, nondeposit creditors in order of priority of payment. Due to its recent enactment, it is too early to determine what impact this legislation will have on the ability of financial institutions to attract junior creditors in the future or otherwise.

         IMPLICATIONS OF BEING A SAVINGS AND LOAN HOLDING CORPORATION
         ------------------------------------------------------------
         By reason of its ownership of Society First Federal, the Corporation is a savings and loan holding company within the meaning of HOLA. With certain exceptions, a savings and loan holding company must obtain prior written approval from the OTS (as well as the Federal Reserve Board, or other Federal agencies whose approval may be required, depending upon the structure of the acquisition transaction) before acquiring control of a savings association or savings and loan holding company through the acquisition of stock or through a merger or some other business combination. HOLA prohibits the OTS from approving an acquisition by a savings and loan holding company which would result in the holding company controlling savings associations in more than one state unless (a) the holding company is authorized to do so by the FDIC as an emergency acquisition, (b) the holding company controls a savings association which operated an office in the additional state or states on March 5, 1987, or (c) the statutes of the state in which the savings association to be acquired is located specifically permit a savings association chartered by such state to be acquired by an out-of-state savings association or savings and loan holding company.

         A Federal savings association, however, including one controlled by a savings and loan holding company, is permitted, subject to certain restrictions, to branch on a nationwide basis. Thus, a Federal savings association may generally also acquire the assets and liabilities or the stock of other
Federal savings associations and operate them as branches, whether or not they are located in a





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
state that would otherwise have permitted the acquiring institution's holding company to operate a savings association in that state.

         CONTROL ACQUISITIONS
         --------------------
         The Change in Bank Control Act (the "CBCA") prohibits a "person" (as defined in the CBCA, and the regulations thereunder) or group of persons from acquiring "control" (as defined in the CBCA, and the regulations thereunder) of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of the proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intention not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Corporation, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

         In addition, any "company" is required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Shares of the Corporation, or otherwise obtaining control over the Corporation.

                                PROPERTIES

         The headquarters of the Corporation and of Society National Bank are located in Society Center at 127 Public Square, Cleveland, Ohio 44114-1306.
The Corporation currently leases approximately 625,000 square feet of the complex, encompassing the first twenty one floors and the 55th and 56th floors of the 57 story Society Tower and all ten floors of the adjacent Society for Savings Building. The Corporation owns a four story office building and the Summit Center Building, a 16 story office building, both located in downtown Toledo. In addition, the Corporation has an office center located in a one story building containing approximately 500,000 square feet on a 55 acre site in Brooklyn, Ohio which is owned in fee by a subsidiary. At December 31, 1993, KeyCorp's banking subsidiaries operated 1,267 full-service banking offices of which 762 were owned and 505 were leased. Certain leases expiring at various dates through the year 2017 qualify as capital leases and contain purchase options for the premises leased thereunder. At December 31, 1993, banking subsidiaries of KeyCorp were obligated under noncancellable operating leases for land and buildings and for other property consisting principally of data processing equipment. Many of the realty lease agreements contain renewal options for varying periods. In many cases, renewal terms, including annual rentals to be paid, must be negotiated at the renewal date. The leases generally require payment of maintenance costs and real estate taxes in excess of specified minimums. There are no significant encumbrances on properties owned.





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